Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-150244 on Form S-3 of our report dated March 14, 2008, relating to the consolidated financial statements of Kapalua Bay Holdings, LLC and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the 2006 consolidated financial statements), appearing in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Honolulu, Hawaii

May 16, 2008